Exhibit 99.1

Tallgrass Energy Announces Increased Quarterly Distributions

LEAWOOD, Kansas--(BUSINESS WIRE)-Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP) (“Tallgrass”) today announced their quarterly distributions for the third quarter of 2016. The distributions will be paid on Monday, November 14, 2016, to unitholders and shareholders of record as of the close of business on Monday, October 31, 2016.

TEP
The board of directors of TEP’s general partner declared a quarterly cash distribution of $0.795 per common unit for the third quarter of 2016, or $3.18 on an annualized basis. This represents a sequential increase of 5.3 percent from the second quarter 2016 distribution of $0.755 per common unit and an increase of 32.5 percent from the third quarter 2015 distribution of $0.60 per common unit. It is TEP’s thirteenth consecutive increase since its IPO in May 2013.

The increase is consistent with TEP’s plan to recommend to the Board of Directors of its general partner aggregate increases in its second and third quarter 2016 distributions of approximately $0.09 over the first quarter 2016 distribution of $0.705. TEP acquired a 25 percent membership interest in Rockies Express Pipeline in May 2016.

TEGP
The board of directors of TEGP's general partner declared a quarterly cash distribution of $0.2625 per Class A share for the third quarter of 2016, or $1.05 on an annualized basis. This represents a sequential increase of 7.1 percent from the second quarter 2016 distribution of $0.245 per Class A share and an increase of 82.3 percent from the third quarter 2015 distribution of $0.144 per Class A share. It is TEGP’s fifth consecutive increase since its IPO in May 2015.

About Tallgrass Energy
Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit our website at www.tallgrassenergy.com.

Contact Information
Investor and Financial Inquiries
Nate Lien
(913) 928-6012
investor.relations@tallgrassenergylp.com

Media and Trade Inquiries
Phyllis Hammond
(913) 928-6014
media.relations@tallgrassenergylp.com